UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 4, 2016
(Date of earliest event reported)

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of principal executive offices) (zip code)

(512) 433-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
On February 4, 2016, Capitol of Texas Insurance Group Inc., a Delaware corporation (“CTIG”) and wholly-owned subsidiary of Forestar Group Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with Austin Lakeside Hotel Owner LLC, a Delaware limited liability company (“Austin Lakeside”), to sell CTIG’s hotel located at 111 East Cesar Chavez Street in Austin, Texas, known generally as the Radisson Hotel & Suites-Austin Downtown (the “Hotel”), for $130 million in an all cash transaction. Austin Lakeside has tendered an earnest money deposit of $5 million (the “Deposit”) to secure its performance under the Agreement, which amount is non-refundable except in the event of a default by CTIG or a failure of certain closing conditions.
The transaction is expected to close in second quarter 2016 and approximately $15.4 million in debt secured by the Hotel will be retired at closing. The Agreement contains customary representations and warranties, covenants, indemnities and prorations. If Austin Lakeside fails to perform any of its covenants or obligations under the Agreement in any material respect not caused by CTIG then CTIG, as its sole and exclusive remedy, may elect to (a) terminate the Agreement and retain the Deposit, or (b) waive such failure and proceed to closing. If CTIG fails to perform any of its covenants or obligations under the Agreement in any material respect not caused by Austin Lakeside then Austin Lakeside, as its sole and exclusive remedy, may elect to (a) terminate the Agreement and receive a refund of the Deposit, (b) waive such failure and proceed to closing, or (c) obtain a court order of specific performance (or under limited circumstances, receive actual damages not to exceed $4.5 million).

Item 7.01. Regulation FD Disclosure.
The information included in Item 1.01 above is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date: February 8, 2016	By:	/s/ David M. Grimm
	Name:	David M. Grimm
	Title:	Chief Administrative Officer

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